CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Trustees of
Oppenheimer Rochester Massachusetts Municipal Fund

We consent to the use in this Registration Statement of Oppenheimer Rochester Massachusetts Municipal Fund, of our report dated May 16, 2008, relating to the financial statements and financial highlights of Oppenheimer Rochester Massachusetts Municipal Fund, appearing in the Statement of Additional Information, which is part of such Registration Statement, and to the references to our firm under the headings “Independent Registered Public Accounting Firm” appearing in the Statement of Additional Information and “Financial Highlights” appearing in the Prospectus, which are part of such Registration Statement.

KPMG LLP

Denver, Colorado
July 25, 2008